Issuer Free Writing Prospectus
(relating to Preliminary Prospectus Supplement dated
November 19, 2012 and Prospectus dated May 27, 2010)
Filed pursuant to Rule 433
Registration Number 333-167140

AIRGAS, INC.

FINAL TERM SHEET

November 19, 2012

2.900% Senior Notes due 2022
Issuer:	Airgas, Inc.
Legal Format:	SEC Registered
Principal Amount:	$250,000,000
Denominations:	$2,000 x $1,000
Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Trade Date:	November 19, 2012
Settlement Date**:	November 26, 2012 (T+4)
Maturity Date:	November 15, 2022
Interest Payment Dates:	May 15 and November 15, beginning on May 15, 2013
Coupon (Interest Rate):	2.900%
Price to Public:	99.889%
Benchmark Treasury:	1.625% due November 15, 2022
Benchmark Treasury Price and Yield:	100-03+ and 1.613%
Spread to Benchmark Treasury:	T + 130 bps
Yield to Maturity:	2.913%
Redemption Provisions:
Make-whole call	Callable at the greater of par or the make-whole (Treasury Rate plus 20 bps) at any time before 3 months prior to maturity
Par call	At any time on or after 3 months prior to maturity
CUSIP / ISIN:	009363 AM4 / US009363AM48
Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC
Lead Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Credit Agricole Securities (USA) Inc. SMBC Nikko Capital Markets Limited***

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc. HSBC Securities (USA) Inc. PNC Capital Markets LLC Santander Investment Securities Inc.

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**We expect that delivery of the notes will be made against payment therefor on November 26, 2012, which will be the fourth business day following the trade date (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

***SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. (“SMBC Nikko-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually agreed-fee.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at the following collect number 1-866-471-2526, calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322 or dg.prospectus_requests@baml.com or calling or emailing Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or cmClientsupport@wellsfargo.com.